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                                                Exhibit (4)(d)

     AMENDMENTS TO CERTAIN AGREEMENTS AND INTERPRETATION


     THIS AMENDMENT, dated June 24, 1997, is entered into by and among SPRINT CORPORATION, a corporation formed under the laws of Kansas ("Sprint"), FRANCE TELECOM, a societe anonyme formed under the laws of France ("FT"), and DEUTSCHE TELEKOM AG, an Aktiengesellschaft formed under the laws of Germany ("DT").

                         WITNESSETH:

     WHEREAS, Sprint, FT and DT have entered into that certain Investment Agreement dated as of July 31, 1995, as amended (the "Investment Agreement"); and

     WHEREAS, Sprint, FT and DT have also entered into a Standstill Agreement dated as of July 31, 1995 (the "Standstill Agreement"); and

     WHEREAS, Sprint, FT and DT have also entered into a Stockholders' Agreement dated as of January 31, 1996 (the "Stockholders' Agreement"); and

     WHEREAS, the Investment Agreement, the Standstill Agreement and the Stockholders' Agreement each makes reference to the Rights Agreement dated as of August 8, 1989, as amended, between Sprint and UMB Bank, n.a. (the "1989 Rights Agreement"), and the Board of Directors of Sprint has replaced such agreement with a new Rights Agreement dated as of June 9, 1997, between Sprint and UMB Bank, n.a.; and

     WHEREAS, the Articles of Incorporation of Sprint also makes reference to the 1989 Rights Agreement, as it may be amended and supplemented from time to time.

     NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of FT, DT and Sprint (each a "Party"), intending to be legally bound, hereby agrees as follows:

     1. Effective as of 5:00 p.m. New York City time on June 24, 1997, the definition of "Sprint Rights Plan" in Section 1.1 of the Standstill Agreement is deleted in its entirety and the following definition is substituted in lieu thereof:

     "Sprint Rights Plan" shall mean the Rights Agreement dated as of June 9, 1997, between Sprint and UMB Bank, n.a., as rights agent.

     2. Effective as of 5:00 p.m. New York City time on June 24, 1997, the definition of "Sprint Rights Plan" in Section 1.1 of the Qualified Subsidiary Standstill Agreement (Exhibit A to the Standstill Agreement) and in Section 1.1 of the Strategic Investor Standstill Agreement (Exhibit B to the Standstill Agreement) is deleted in its entirety and the following definition is substituted in lieu thereof:

     "Sprint Rights Plan" shall mean the Rights Agreement dated as of June 9, 1997, between Sprint and UMB Bank, n.a., as rights agent.

     3. Effective as of 5:00 p.m. New York City time on June 24, 1997, the definition of "Rights Agreement" in Article I of the Investment Agreement is deleted in its entirety and the following definition is substituted in lieu thereof:

     "Rights Agreement" means the Rights Agreement dated as of June 9, 1997, between Sprint and UMB Bank, n.a., as rights agent.

     4. Effective as of 5:00 p.m. New York City time on June 24, 1997, the definition of "Rights Agreement" in Article I of the Stockholders' Agreement is deleted in its entirety and the following definition is substituted in lieu thereof:

     "Rights Agreement" means the Rights Agreement dated as of June 9, 1997, between Sprint and UMB Bank, n.a., as rights agent.

     5. The Parties understand and agree that the words "amended or supplemented" used in the definition of "Rights Agreement" set forth in ARTICLE SIXTH - GENERAL PROVISIONS RELATING TO CLASS A STOCK, Section 12, shall be interpreted to include, without limitation, a replacement of the Rights Agreement and in particular shall include the Rights Agreement dated as of June 9, 1997, between Sprint and UMB Bank, n.a.

     6. This Amendment will be binding upon and inure to the benefit of the Parties and their successors and permitted assigns.

     7. The invalidity or unenforceability of any provision hereof in any jurisdiction will not affect the validity or enforceability of the remainder hereof in that jurisdiction or the validity or enforceability of this Amendment, including that provision, in any other jurisdiction. To the extent permitted by applicable law, each Party waives any provision of applicable law that renders any provision hereof prohibited or unenforceable in any respect. If any provision of this Amendment is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the Parties to the extent possible.

     8. The Parties have negotiated this Amendment in the English language, and have prepared successive drafts and the definitive text of this Amendment in the English language. For purposes of complying with loi n 94-665 du 4 aout 1994 relative a l'emploi de law langue francaise, the parties hereto have prepared a French version of this Amendment, which French version was executed and delivered simultaneously with the execution and delivery of the English version hereof. The parties deem the French and English versions of this Amendment to be equally authoritative.

     9. This Amendment may be executed in one or more counterparts each of which when so executed and delivered will be deemed an original but all of which will constitute one and the same agreement.

     IN WITNESS WHEREOF, Sprint, FT and DT have caused their respective duly authorized officers to execute this Amendment as of the day and year first above written.


                             SPRINT CORPORATION

                             By: /s/ Don A. Jensen
                             Name: Don A. Jensen
                             Title: Vice President


                             FRANCE TELECOM

                             By: /s/ J. Champeaux
                             Name: J. Champeaux
                             Title: Directeur Executif


                             DEUTSCHE TELEKOM AG

                             By: /s/ Juergen Bohm
                             Name: Juergen Bohm
                             Title: GESCHAFTSBEREICHSLEITER